Exhibit 10.2

Integral Acquisition Corporation 1

667 Madison Avenue

New York, New York 10065

December 12, 2023

Crescent Park Management, L.P.

1950 University Ave, Suite 204

East Palo Alto, CA 94303

Attention: Eli Cohen and Sebastien Hutchinson

Re:	Termination of Forward Purchase Agreement

Dear Mr. Eli Cohen and Mr. Hutchinson:

Pursuant to Section 8 of the forward purchase agreement (the “FPA”) by and between Integral Acquisition Corporation 1 (the “Company”) and Crescent Park Management, L.P., dated August 23, 2021, this letter serves as the Company’s notice that it is terminating the FPA with an effective termination date of November 30, 2023. Except as specifically provided in the section labeled “General Provisions” in the FPA, the FPA is hereby deemed null, void and of no further force or effect, and all obligations and liabilities of the parties under the FPA or otherwise related to any proposed offering under the FPA are terminated. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain FPA.

Sincerely,

By:	/s/ Enrique Klix
Name:	Enrique Klix
Title:	Chief Executive Officer

Accepted: As of the date first written above

Crescent Park Management, L.P.

By:	/s/ Eli Cohen
Name:	Eli Cohen
Title:	Managing Partner